EXHIBIT 4.3

CHEMICAL FINANCIAL CORPORATION

2001 STOCK PURCHASE PLAN FOR SUBSIDIARY AND COMMUNITY BANK
DIRECTORS

          1.          Establishment of Plan; Purpose. Chemical Financial Corporation (the "Corporation") hereby establishes the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors (the "Plan"). The purpose of the Plan is to provide non-employee directors of subsidiaries and community banks of the Corporation with a convenient method of acquiring shares of the Corporation's common stock, $1.00 par value ("Common Stock"). The Board of Directors of the Corporation believes that increasing the financial interest in the Corporation of directors of the Corporation's subsidiaries and community banks will create a unity of purpose and identity, and will be beneficial to the growth of the Corporation and all of its corporate affiliates. Subject to appropriate adjustment as required in connection with any change in the capital structure of the Corporation, a maximum of 75,000 shares of Common Stock will be available under the Plan.

          2.          Eligibility. Any person who serves as a director or advisory director (such as Community Bank directors) of a corporation in which the Corporation owns, directly or indirectly, 50 percent or more of the combined voting power of that corporation's outstanding voting securities (a "Subsidiary") and who is not a director of the Corporation or an employee of the Corporation or of any Subsidiary (a "Subsidiary Director"), is eligible to participate in the Plan. A Subsidiary Director will be eligible to become a participant in the Plan on the first day of the individual's term as a Subsidiary Director.

          3.          Election to Participate. Subsidiary Directors may elect to participate in the Plan by signing a written election on a form provided by the Corporation for that purpose and submitting it to the Corporation, directed to the attention of the Corporation's Chief Financial Officer. The participant may elect to have either all or 50 percent of the income otherwise payable by a Subsidiary in cash to a director for (a) attendance at meetings of the board of directors of the Subsidiary or community bank and/or (b) attendance at meetings of committees of the board of directors of the Subsidiary or community bank (collectively, "Director's Fees") forwarded by the Subsidiary directly to the Corporation to be used to purchase shares of Common Stock. An election to participate in the Plan will be effective on the date indicated in the acknowledgment of commencement date issued to the participant by the Corporation. Depending upon each participant's election, either all or 50 percent of the Director's Fees otherwise payable to each participant will be held in an account by the Corporation on behalf of each participant (the "Participant Cash Accounts"). The Corporation will have no obligation to pay interest on the balances in Participant Cash Accounts.

          4.          Issuance of Shares. The amounts credited to Participant Cash Accounts each month will be used to purchase and applied against the purchase price of Common Stock. Each Participant Cash Account will be debited monthly. The purchase price for each share of

Common Stock will be the mean of the bid and asked prices of shares of Common Stock as quoted on The Nasdaq Stock Market national market securities system on the last business day of each calendar month ("Market Value"). Stock will be issued by the Corporation directly to the Plan participant once each calendar year in the month of January. The Company will maintain an account for each participant (the "Participant Stock Account") reflecting the number of shares of Common Stock deemed to have been purchased each month, and to be issued at year-end, calculated by dividing the balance of the Participant Cash Account on the last business day of each calendar month by the Market Value as of that date. No fractional shares will be purchased or issued; instead, any cash balance remaining in a Participant Cash Account after application toward the purchase of the maximum number of whole shares in a given month will be carried over and applied to the purchase price of Common Stock in the next calendar month. The share certificates will be issued once annually in the name of the Plan participant alone or, at the Plan participant's written election, in the joint names of the Plan participant and his or her spouse or to a trust created by the participant. Share certificates will be mailed to the Plan participant directly by Chemical Bank and Trust Company, as transfer agent for the Common Stock.

          5.          Termination of Participation; Vesting. A participant will cease to be eligible to participate in the Plan upon termination of service as a Subsidiary Director, whether by reason of death, resignation or otherwise. All cash in the Participant Cash Account as of the date of such termination will be returned to the participant, if living. If the participant is not then living, the balance in the Participant Cash Account will be paid by the Corporation directly to the participant's spouse, if living, or otherwise to the participant's estate. Participants may also voluntarily elect to cease participation in the Plan by giving written notice of withdrawal to the Corporation. After receipt of such written notice of withdrawal, the Corporation will return any balance in the Participant Cash Account to the withdrawing participant at the time share certificates are issued pursuant to Section 4. Upon termination of participation (whether by cessation of eligibility, death or voluntary withdrawal), any stock credited to the Participant Stock Account will be issued to the Plan participant alone or, at the Plan participant's written election, in the joint names of the Plan participant and his or her spouse or to a trust created by the participant. Share certificates will be mailed to the Plan participant directly by Chemical Bank and Trust Company, as transfer agent for the Common Stock. A participant who has withdrawn from participation in the Plan may, if otherwise eligible, again participate in the Plan by following the procedures specified in Section 3 above. The right to receive the balance of the Participant Cash Account and the right to receive shares of Common Stock represented by the Participant Stock Account will not be subject to forfeiture for any reason.

          6.          Administration. The Chief Financial Officer of the Corporation, with the assistance of the personnel officers of the Subsidiaries, will administer the Plan, will have full power and authority to interpret the provisions of the Plan, and will have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Chief Financial Officer regarding the Plan will be final, conclusive and binding on all parties, unless otherwise determined by the Board of Directors of the Corporation. All expenses of administration of the Plan will be paid by the Corporation.

          7.          Amendment; Termination. The Corporation reserves the right to amend the Plan prospectively or retroactively, in whole or in part, or to terminate the Plan at any time and from time to time, provided, that an amendment or termination may not reduce or revoke the balance of a Participant Cash Account or the number of shares of Common Stock accrued and the amounts represented by them in a Participant Stock Account as of the later of the date of adoption of the amendment or the effective date of the amendment or termination. Notice of any Plan amendment will be provided to all current Plan participants within thirty (30) days following the date of such amendment.

          8.          Notice. Any notice under this Agreement will be effective when delivered or when sent by certified mail, return receipt requested. The address of the Corporation for receipt of notices is 333 East Main Street, Midland, Michigan 48640, Attention: Chief Financial Officer. The address of participants for purposes of notices will be as specified in the election form submitted by each participant, or any changed address as to which a participant will have given notice to the Corporation in accordance with the terms of this Section.

          9.          Tax Consequences. Each Plan participant will receive annually a report on IRS Form 1099, reflecting the total amount of Director's Fees earned by such individual during the preceding calendar year. The amount indicated on the IRS Form 1099 will be the full amount of such fees, regardless of whether some or all of such fees have been applied to purchase Common Stock under the Plan. To the extent that amounts paid under the Plan are deemed to be net earnings from self-employment, each director will be responsible for any taxes payable under federal, state or local law. Plan participants are encouraged to seek their own tax and financial planning advice with respect to participation in the Plan.

          10.          Assignment. Amounts promised under the Plan will not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance or charge, whether voluntary or involuntary, by the participant, even if directed under a qualified domestic relations order or other divorce order. An interest in any amount will not provide collateral or security for a debt of a participant or be subject to garnishment, execution, assignment, levy or to another form of judicial or administrative process or to the claim of a creditor of a participant through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or to otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, will be void and will not be recognized. Any attempt to do so may be treated as an election to withdraw from participation in the Plan.

          11.          Source of Stock. Shares of Common Stock issued pursuant to the Plan will come from the authorized but unissued shares of the Corporation.

          12.          Adjustments For Dividends. If the Corporation should declare a cash or stock dividend or distribution on its issued and outstanding stock, the amount of any cash dividend will be credited to each Participant Cash Account, based upon the number of shares credited to each Participant Stock Account as of the record date for such dividend, and any stock dividend or distribution will be credited to each participant's Participant Stock Account, based upon the number of shares credited to each Participant Stock Account as of the record date for such dividend. The balances of the Participant Cash Accounts and the Participant Stock Accounts will be subject to such other adjustments as are appropriate and equitable in the circumstances upon any other change in the capital structure of the Corporation.

          13.          Effective Date. The "Effective Date" of the Plan is December 31, 2001. Each Plan provision applies until the effective date of an amendment of that provision. It is intended that the Plan will continue the practice previously established under the Corporation's 1998 Stock Purchase Plan for Subsidiary Directors (the "1998 Plan"), and that no shares of Common Stock will be issued pursuant to the Plan until the share authorization under the 1998 Plan is exhausted. After the Effective Date, an election to participate in effect under the 1998 Plan will continue in effect on the same terms and serve as the initial election to participate under the Plan. If at the end of any full calendar year there is an excess of cash accumulated under the 1998 Plan relative to the number of shares available for issuance under the original share authorization of the 1998 Plan, such excess cash will be transferred to the Plan and accounts under the Plan will be established for each participant in the 1998 Plan with the same outstanding balances as were carried under the 1998 Plan at the end of such calendar year.

          14.          Miscellaneous. A participant will be an unsecured general creditor of the Corporation as to the payment of any benefit under the Plan. The right of any participant to be paid the amount promised in the Plan will be no greater than the right of any other general, unsecured creditor of the Company. Nothing contained in the Plan will be deemed to create a trust or fiduciary relationship of any kind for the benefit of any participant. This will be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. Benefits provided in the Plan constitute only an unsecured contractual promise to pay in accordance with the terms of the Plan by the Corporation.